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                                                                Exhibit 99.(k.2)

                        ADMINISTRATIVE SERVICES AGREEMENT
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                           PROTECTED SECURITIES FUND 2


     AGREEMENT made this ____ day of ______, 2004 by and between Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2 (the "Fund"), a Massachusetts business trust, and Legg Mason Fund Adviser, Inc.
("Administrator"), a Maryland corporation registered as an investment adviser under the Investment Advisers Act of 1940.

     WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain the Administrator to provide it with certain administrative services; and

     WHEREAS, the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. APPOINTMENT. The Administrator is hereby appointed as administrator for the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. DELIVERY OF DOCUMENTS. The Fund has caused the Administrator to be provided with copies of each of the following:

     (a) The Fund's Amended and Restated Agreement and Declaration of Trust and all amendments thereto;

     (b)  The Fund's By-Laws and all amendments thereto;

     (c) Resolutions of the Fund's Board of Trustees authorizing the appointment of the Administrator as administrator for the Fund, and approving this Agreement;

     (d) The Fund's Registration Statement on Form N-2 under the 1940 Act and Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to the shares of beneficial interest of the Fund, and all amendments thereto;

     (e)  The Fund's most recent prospectus(es); and

     (f)  The Fund's most recent statement(s) of additional information.

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     The Fund will cause the Administrator to be furnished with copies from time to time of all amendments of or supplements to the foregoing.

     3. ADMINISTRATIVE SERVICES. (a) The Administrator, at its expense, shall supply the Board of Trustees and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Administrator and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the administration of the Fund. The Administrator shall authorize and permit any of its directors, officers and employees who may be elected as trustees or officers of the Fund to serve in the capacities in which they are elected.

     (a) The Administrator shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the keeping of the Fund's books of accounts in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

     (b) The Administrator shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of administration, management and supervision, as are set forth in Schedule A hereto, as such Schedule may be amended from time to time in writing by the mutual consent of the parties.

     4. SERVICES NOT EXCLUSIVE; INDEPENDENT CONTRACTOR. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator shall be free to render similar services to others. It is understood that persons employed by the Administrator to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of the Administrator or any affiliate of the Administrator to engage in and devote time and attention to other businesses or to render services of any kind or nature to other parties. Unless otherwise expressly provided by this Agreement, the Administrator shall be deemed to be an independent contractor.

     5. EXPENSES. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement.

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     6.   COMPENSATION. For the services which the Administrator will render to the Fund under this Agreement, the Fund will pay the Administrator a fee, paid monthly, at an annual rate of $125,000. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination, which fee shall be based on the percentage of days of the month during which the Agreement was still in effect.

     7. LIMITATION OF LIABILITY. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and without negligence, and shall not be responsible for any action of the Board of Trustees of the Fund in following or declining to follow any advice or recommendations of the Administrator; provided, however, that nothing in this Agreement shall protect the Administrator against any liability to the Fund or the Fund's shareholders for a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard of its obligations or duties under this Agreement.

     8. DEFINITIONS. As used in this Agreement, the term "assignment" shall have the meaning given to it by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     9. DURATION AND TERMINATION. Unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution; and shall continue thereafter on an annual basis, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Fund, and (b) by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Fund or the Administrator, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the initial term set forth above, this Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days' prior written notice to the other party hereto. This Agreement will be terminated automatically and immediately in the event of its assignment.

     10. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     11. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     12. GOVERNING LAW. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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     14.  MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Except as otherwise provided herein, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

     15. STATUS OF THE FUND AS A MASSACHUSETTS BUSINESS TRUST. A copy of the Fund's Agreement and Declaration of Trust, as amended, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of the Fund by an officer of the Fund as an officer and not individually and the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

Attest:                        WESTERN ASSET/CLAYMORE U.S. TREASURY
                               INFLATION PROTECTED SECURITIES FUND 2

By:                                 By:
   ------------------------            -------------------------------
                                        Name:
                                        Title:


Attest:                        LEGG MASON FUND ADVISER, INC.

By:                                 By:
   ------------------------            -------------------------------
                                        Name:
                                        Title:

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                                   SCHEDULE A

DUTIES OF THE ADMINISTRATOR. The Administrator shall perform or arrange for the performance of the following administrative and clerical services:

          (a) Calculate or arrange for the calculation and publication of the Fund's net asset value daily (or as otherwise requested by the Fund) in accordance with the Fund's policy as adopted from time to time by the Board of Trustees;

          (b) Provide the Fund with administrative offices and data processing facilities as well as the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Fund;

          (c) Maintain the Fund's expense budget and monitor expense accruals;

          (d) Arrange for payment of the Funds' expenses and the review and approval of invoices for the Fund's account and submission to a Fund officer for authorization of payment in a manner to be agreed upon;

          (e) Oversee and review calculations of fees paid to the administrator, the investment adviser, the custodian, the shareholder servicing agent, the transfer agent and any other entity providing authorized services to the Fund;

          (f) Compute the Fund's total return, expense ratios and portfolio turnover rate as well as various Fund statistical data as reasonably requested;

          (g) Prepare for review and approval by officers of the Fund, financial information for the Fund's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          (h) Prepare such reports as may reasonably be requested by the Board of Trustees of the Fund or the Fund's officers relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's investment adviser, custodian, counsel, auditors or other service providers;

          (i) Prepare, or arrange for preparation, for review, approval and execution by officers of the Fund, the Fund's federal, state and local income tax returns, and any other required tax returns, as may be mutually agreed upon;

          (j) Calculate the Fund's periodic dividend distributions and annual net investment income (including net realized short-term capital gain) and net realized long-term capital gain to determine the Fund's appropriate level of dividend distributions and the minimum annual distributions to shareholders and the tax and accounting treatment of such distributions on a per share basis, to be reviewed by the Fund's auditors;

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          (k)     Prepare, or arrange for preparation, for review by an officer of the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-SAR and N-CSR and such other reports, forms or filings, as may be mutually agreed upon;

          (l) Prepare, or arrange for preparation, such financial information and reports as may be required by any stock exchange or exchanges on which the Fund's shares are listed, and such other information and reports required by such stock exchang(es) as may be mutually agreed upon;

          (m) Prepare such financial information and reports as may be required by any banks or other institutions from which the Fund borrows funds;

          (n) Monitor and report on the Fund's issuance of preferred shares, including performing, or arranging for the performance of, any tests with respect to asset coverage or other matters required from time to time by the rating agencies rating such preferred shares and preparing, or arranging for the preparation of, maintenance reports in connection therewith as required by the rating agencies;

          (o) Coordinate the performance of administrative and professional services rendered to the Fund by others, including, without limitation, services provided by its custodian, registrar, transfer agent, shareholder servicing agent, dividend disbursing agent and dividend reinvestment plan agent, as well as accounting, auditing and such other services as may from time to time be mutually agreed;

          (p) Consult as necessary with the Fund's officers, independent accountants, legal counsel, investment adviser, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund;

          (q) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Trustees; and

          (r) Provide such assistance to the investment adviser, the custodian, the shareholder servicing agent and the Fund's legal counsel and auditors as generally may reasonably be required to properly carry on the business and operations of the Fund.

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